UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  OCTOBER 15, 2009  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                                     0-27182                  25-1624305
    (State or other jurisdiction                          (Commission File         IRS Employer
           of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 2.01  Completion of Acquisition of Assets

See below for additional details.

ITEM 8.01  Other Events

Accredited Business Consolidators Corp., f/k/a the Italian Oven Inc. (PINKSHEETS: IOVE), formed a public limited company in the United Kingdom for its European businesses on October 15, 2009 to hold businesses and investments in Romania, Serbia, Kosovo, Montenegro, Albania, Poland, the Czech Republic, and possibly other developing regions. The business model will mirror that of IOVE, i.e., to locate businesses and develop them until they are ready to stand on their own.  IOVE directed its accountants to create Accredited Consolidators Europe, PLC ("ACE PLC") in London, England. The Company issued shares as follows: 4,000,000 ordinary shares for IOVE and 1,000,000 for My Pleasure, Limited. If the name is approved, the charter will be issued October 15, 2009.  After formation, ACE PLC will file an application to commence trading.  ACE PLC plans to apply for a listing on the Alternative Investment Market of the London Stock Exchange.

ITEM 3.03 Material Modification to the Rights of Shareholders

IOVE will release 1,745,598 of its shares to IOVE's common shareholders through a dividend. For every 250 shares of IOVE, the shareholder will receive 1 share of ACE PLC. IOVE's treasury will continue to hold the remaining 2,254,402 shares. The ex-date will be announced as soon as possible with an estimated time of four to six weeks.  The percentage of the company that will be issued to common shareholders of IOVE will be approximately 35%.  The Company will consider a forward split of ACE PLC once trading is approved so that the Company will be liquid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   October 15, 2009

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President

Twitter:  italianoven

fax:  1-267-371-5168

EXHIBIT 99.1

Accredited Consolidators Europe PLC  Company No: 07045928     Status Report of the company on 16/10/09   The Registered Office of the Company is situated at    5 Jupiter House Calleva Park Aldermaston Reading Berkshire RG7 8NN    My Pleasure Limited AND Joanna Chmielewska are appointed first Director(s).   Joanna Chmielewska is appointed first Secretary pursuant to Section 10 of the Companies Act 1985-2006.   Accredited Business Consolidators Corp. - 4000000 Share(s) AND My Pleasure Limited - 1000000 Share(s) are listed as Original Subscriber(s).   IT WAS NOTED that the Company was registered as having 5000000 Shares of 0.01 British Pounds each with amount paid/due of .01 British Pounds and amount unpaid - .01 British Pounds and voting rights of 1 share = 1 vote